Ciber, Inc.
6363 S. Fiddler’s Green Circle, Suite 1400
Greenwood Village, CO 80111
www.Ciber.com

Ciber Names Senior Vice President of Finance, Christian Mezger, As New CFO
GREENWOOD VILLAGE, Colo. – Feb. 11, 2014 – Ciber, a global IT consulting company, has promoted the company’s Senior Vice President of Finance, Christian Mezger, into the role of chief financial officer. Mezger replaces Mike Lehman, a 35-year veteran of senior-level financial management positions, who stepped in as Ciber’s interim CFO in September 2013. Lehman will continue to serve Ciber in an advisory capacity.
“With a strong technology background and several CFO positions under his belt, Mike was a great support for our company as we moved through the selection process to find our next finance chief,” said Dave Peterschmidt, Ciber president and chief executive officer. “Watching Mike and Christian work side-by-side, it was clear that Christian was ready to assume the reins, and we’re pleased to hand them over to him with complete confidence in his ability to guide Ciber’s financial team and strategy.”
Prior to joining Ciber in August 2011, Mezger was vice president of finance for the $11 billion technology services business of Hewlett Packard (HP). He was promoted to that role from a position as vice president of worldwide financial planning and analysis, a job in which he led global teams and steered financial management of the company’s horizontal functions. During his 15-year tenure at HP, Mezger held several management and leadership roles, including director of finance for the office of strategy and technology where he supported HP labs.
At Ciber, Mezger has been instrumental in shaping international finance strategy and guiding global initiatives. “I’m excited to step into this role and look forward to working closely with our investors and shareholders,” Mezger said. “Our finance team’s ability to support the right business decisions and focus on driving shareholder value is key in realizing Ciber’s opportunities.”

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Mezger holds an MBA-equivalent degree from the University of Vienna, where his area of study concentration was in international business management.

About Ciber, Inc.
Ciber is a global IT consulting company with about 6,500 consultants in North America, Europe and Asia/Pacific, and approximately $1 billion in annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value. Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.Ciber.com.
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Ciber is a registered trademark of Ciber, Inc. and/or its affiliates. All other product and service names mentioned are the trademarks of their respective companies.

Contact:
Betsy Loeff
Media Relations
303-220-0100
bloeff@ciber.com